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                                                                     EXHIBIT 4.4


                               FIRST AMENDMENT TO
           TRUST CONVERTIBLE PREFERRED SECURITIES GUARANTEE AGREEMENT

        THIS FIRST AMENDMENT TO TRUST CONVERTIBLE PREFERRED SECURITIES GUARANTEE AGREEMENT, dated as of August 1, 1998 (the "First Amendment"), is between EL PASO ENERGY CORPORATION, a Delaware corporation ("El Paso Energy" and hereinafter the "Guarantor") and THE CHASE MANHATTAN BANK, as trustee (the "Trust Preferred Guarantee Trustee"), and amends to the extent specified below the Trust Preferred Securities Guarantee (as defined herein).

                              W I T N E S S E T H :

        WHEREAS, El Paso Natural Gas Company ("EPNG") and the Trust Preferred Guarantee Trustee are parties to that certain Trust Convertible Securities Guarantee Agreement dated as of March 17, 1998 (the "Trust Preferred Securities Guarantee") for the benefit of the holders ("Holders") of the Trust Convertible Preferred Securities (the "Trust Preferred Securities") of El Paso Energy Capital Trust I; and

        WHEREAS, EPNG recently caused El Paso Energy to be formed as a wholly owned subsidiary of EPNG and then caused El Paso Energy to form El Paso Energy Merger Company as a Delaware corporation and wholly owned subsidiary of El Paso Energy ("Merger Sub"); and

        WHEREAS, in accordance with that certain Reorganization Agreement, dated as of July 16, 1998, among EPNG, El Paso Energy and Merger Sub, and pursuant to that certain Agreement and Plan of Merger, dated as of July 16, 1998, among EPNG, El Paso Energy and Merger Sub, effective as of 12:01 a.m., Eastern Daylight Time, on August 1, 1998 EPNG merged (the "Merger") with Merger Sub, with EPNG continuing as the surviving corporation of the Merger and each outstanding share (or fraction thereof) of the common stock, par value $3.00 per share, of EPNG being converted into a share (or equal fraction thereof) of common stock, par value $3.00 per share, of El Paso Energy; and

        WHEREAS, as a result of the Merger, El Paso Energy has become the holding company of EPNG, and such holding company reorganization was effected in accordance with Section 251(g) of the Delaware General Corporation Law; and

        WHEREAS, Section 10.3 of the Trust Preferred Securities Guarantee requires El Paso Energy to expressly assume the obligations of EPNG under the Trust Preferred Securities Guarantee in an instrument of assumption in form satisfactory to the Trust Preferred Guarantee Trustee; and

        WHEREAS, pursuant to and in compliance with Section 10.3 of the Trust Preferred Securities Guarantee, El Paso Energy is entering into this First Amendment to succeed to and to be substituted

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for EPNG under the Trust Preferred Securities Guarantee as "Guarantor," with the same effect as if it had been named as Guarantor therein; and
        WHEREAS, Section 10.2 of the Trust Preferred Securities Guarantee provides that, without the consent of the Holders, the Trust Preferred
Securities Guarantee may be amended with respect to changes that do not materially adversely effect the rights of Holders; and

        WHEREAS, the entry into this First Amendment to the Trust Preferred Securities Guarantee by the parties hereto is in all respects authorized by the provisions of the Trust Preferred Securities Guarantee; and

        WHEREAS, all things necessary to make this First Amendment a valid agreement according to its terms have been done;

        NOW, THEREFORE, for and in consideration of the premises, El Paso Energy and the Trust Preferred Guarantee Trustee mutually covenant and agree for the equal and proportionate benefit of the respective holders from time to time of the Trust Preferred Securities as follows:

                                    ARTICLE 1

        SECTION 1.01. Assumption of Obligations by El Paso Energy. Pursuant to
Section 10.3 of the Trust Preferred Securities Guarantee, El Paso Energy does hereby: (i) expressly assume the due and punctual performance and observance of all of the covenants and conditions of the Trust Preferred Securities Guarantee to be performed by EPNG; (ii) agree to succeed to and be substituted for EPNG under the Trust Preferred Securities Guarantee with the same effect as if it had been named originally therein as the Guarantor; and (iii) represent that it is not in default in the performance of any such covenant and condition.

                                    ARTICLE 2

                                  MISCELLANEOUS

        SECTION 2.01. Further Assurances. El Paso Energy will, upon request by the Trust Preferred Guarantee Trustee, execute and deliver such further instruments and do such further acts as may reasonably be necessary or proper to carry out more effectively the purposes of this First Amendment.

        SECTION 2.02. Other Terms of Declaration. Except insofar as herein otherwise expressly provided, all the provisions, terms and conditions of the Trust Preferred Securities Guarantee are in all respects ratified and confirmed and shall remain in full force and effect.

        SECTION 2.03. Terms Defined. All terms defined elsewhere in the Trust Preferred Securities Guarantee shall have the same meanings when used herein.



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        SECTION 2.04.  GOVERNING LAW.  THIS FIRST AMENDMENT TO THE TRUST
PREFERRED SECURITIES GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

        SECTION 2.05. Multiple Counterparts. This First Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original for all purposes, but such counterparts shall together be deemed to constitute but one and the same instrument.

        SECTION 2.06. Responsibility of Property Trustee. The recitals contained herein shall be taken as the statements of El Paso Energy, and the Trust Preferred Guarantee Trustee assumes no responsibility for the correctness of the same. The Trust Preferred Guarantee Trustee makes no representations as to the validity or sufficiency of this First Amendment.

        SECTION 2.07. Agency Appointments. El Paso Energy hereby confirms and agrees to all agency appointments made by EPNG under or with respect to the Trust Preferred Securities Guarantee or the Trust Preferred Securities and hereby expressly assumes the due and punctual performance and observance of all the covenants and conditions to have been performed or observed by EPNG contained in any agency agreement entered into by EPNG under or with respect to the Trust Preferred Securities Guarantee or the Trust Preferred Securities.




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        IN WITNESS WHEREOF, this First Amendment has been duly executed by El
Paso Energy and the Trust Preferred Guarantee Trustee as of the day and year first written above.

                                  EL PASO ENERGY CORPORATION,
                                  as Guarantor

                                     By:   /s/ H. BRENT AUSTIN
                                        ---------------------------------------
                                        Title: Executive Vice President & CFO



                                  THE CHASE MANHATTAN
                                  BANK, as Trust Preferred Guarantee Trustee


                                     By:   /s/ R. LORENZEN
                                        ---------------------------------------
                                        Title: Senior Trust Officer






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